UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 14, 2013 (August 8, 2013)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9112 Spectrum Center Boulevard, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 8, 2013, Overland Storage, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Loan and Security Agreement with Silicon Valley Bank (the “Credit Facility”). The Credit Facility, as amended by the Amendment, continues to provide for an $8,000,000 revolving line of credit. The Amendment extended the maturity date of the Credit Facility to August 7, 2015. The Amendment added a separate credit line of $750,000 for letters of credit, foreign exchange contracts and cash management (the “New Credit Line”), which is in addition to the existing $8,000,000 revolving line of credit. As a result, the $2,500,000 sublimit of the Company’s revolving line of credit for letters of credit, foreign exchange contracts and cash management was removed.

Additionally, the Amendment replaced the term “Ratio Event”, as used throughout the Credit Facility, with a “Net Cash Event.” A Net Cash Event will occur at any time that the Company’s “Net Cash” is less than $500,000. Net Cash means the Company’s unrestricted cash and cash equivalents at Silicon Valley Bank and its affiliates plus net Eligible Accounts (as defined in the Credit Facility) minus the outstanding principal amount of advances under the Credit Facility minus the face amount of letters of credit that have not been cash collateralized.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: August 14, 2013		/s/ Kurt L. Kalbfleisch
	By:	Kurt L. Kalbfleisch
Senior Vice President, Finance and Chief Financial Officer